Exhibit 31.2

CERTIFICATION

I, Steven Leidenfrost, certify that:

1.  I have reviewed this annual report on Form 10-K/A of Asta Funding, Inc.; and

2.  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

/s/ Steven Leidenfrost
Steven Leidenfrost
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Date: January 27, 2020

A signed original of this written statement required by Section 302 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff per request.